Exhibit 10.18

Edwards Lifesciences Corporation
Nonemployee Directors Stock Incentive Program
Restricted Stock Agreement

You have been selected to be a Participant in the Edwards Lifesciences Corporation Nonemployee Directors Stock Incentive Program (the “Program”), as specified below:

Participant:

Date of Grant:

Number of Shares of Restricted Stock Granted:

Lapse of Restrictions Dates: Restrictions placed on the Shares of Restricted Stock shall lapse on the date and in the amount listed below:

Date on Which Restrictions Lapse	Number of Shares for Which Restrictions Lapse	Cumulative Number of Shares for Which Restrictions Lapse

THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of Shares of Restricted Stock by Edwards Lifesciences Corporation, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Program.

The Program provides additional terms and conditions governing the Restricted Stock. If there is any inconsistency between the terms of this Agreement and the terms of the Program, the Program’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Program, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1. Service to the Company. Except as may otherwise be provided in Sections 5 or 6, the Restricted Stock granted hereunder is granted on the condition that the Participant remains a Nonemployee Director of the Company from the Date of Grant through (and including) each of the separate Lapse of Restrictions Dates, as set forth above (each such time period is referred to herein as a “Period of Restriction”).

This grant of Restricted Stock shall not confer any right to the Participant (or any other Participant) to be granted Restricted Stock or other Awards in the future under the Program.

2. Certificate Legend. Shares of Restricted Stock granted hereunder shall be registered in the name of the Participant and the Company shall cause to be issued and delivered to the Participant, in certificate form or otherwise, evidence of the purchased Shares of Restricted Stock. If such Shares are certificated, in the sole discretion of the Committee, such certificate may be deposited in a bank or with the Company. Each certificate representing Shares of Restricted Stock granted pursuant to the Program shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law is subject to certain restrictions on transfer set forth in the Edwards Lifesciences Corporation Nonemployee Directors Stock Incentive Program, rules of administration adopted pursuant to such Program, and a Restricted Stock Agreement dated May 8, 2020. A copy of the Edwards Lifesciences Corporation Nonemployee Directors Stock Incentive Program, such rules, and such Restricted Stock Agreement may be obtained from the Secretary of Edwards Lifesciences Corporation.”

3. Removal of Restrictions. Except as may otherwise be provided herein and in the Program, the Shares of Restricted Stock granted pursuant to this Agreement shall become freely transferable by the Participant on the day following the date and in the amount set forth under the Lapse of Restrictions Dates above, subject to applicable Federal and state securities laws. Once Shares of Restricted Stock are no longer subject to any Period of Restriction, the Participant shall be entitled to have the legend required by Section 2 of this Agreement removed from the applicable stock certificates; provided, however, one or more other legends may continue to apply, such as a legend pertaining to transfer restrictions imposed pursuant to Rule 144 of the Securities Act of 1933, as amended.
4. Voting Rights and Dividends. During the Period of Restriction, the Participant may exercise full voting rights and shall accrue all dividends and other distributions paid with respect to the Shares of Restricted Stock while they are held. If any such dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions on transferability as are the Shares of Restricted Stock with respect to which they were paid.

5. Termination of Directorship.

a) By Death or Disability: In the event the service of the Participant is terminated due to death or Disability during the Periods of Restriction, the Periods of Restriction and the restrictions imposed on the Shares of Restricted Stock held by the Participant at the time of his or her death or Disability shall immediately lapse with all such Shares becoming immediately transferable by the Participant or his or her estate, subject to applicable Federal and state securities laws.

b) Termination for Other Reasons: In the event of the Participant’s termination of service with the Company for any reason other than death or Disability during the Periods of Restriction, all Shares of Restricted Stock held by the Participant at the time of service termination and still subject to a Period of Restriction and other restrictions shall be forfeited by the Participant to the Company.

6. Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company during the Periods of Restriction and prior to the Participant’s termination of service, the Periods of Restriction and restrictions imposed on the Shares shall immediately lapse with all such Shares of Restricted Stock vesting and becoming freely transferable by the Participant, subject to applicable Federal and state securities laws.

7. Nontransferability. During the Periods of Restriction, Shares of Restricted Stock granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Program. If any Transfer, whether voluntary or involuntary, of unvested Shares of Restricted Stock is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Shares of Restricted Stock, the Participant’s right to such Shares of Restricted Stock shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

8. Recapitalization. In the event there is any change in the Company’s Shares through the declaration of stock dividends or through recapitalization resulting in stock split-ups or through merger, consolidation, exchange of Shares, or otherwise, the number and class of Shares of Restricted Stock subject to this Agreement shall be equitably adjusted by the Committee, in the manner determined in its sole discretion, to prevent dilution or enlargement of rights.

9. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the minimum withholding tax requirement, in whole or in part, by having the Company withhold Shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to such minimum withholding tax.

10. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
11. Continuation of Service. This Agreement shall not confer upon the Participant any right to continue providing services to the Company or to be nominated to the Board, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s service at any time.

12. Special Tax Election.

a) Section 83(b) Election. Under Code Section 83, the excess of the Fair Market Value of the Shares of Restricted Stock on the date any forfeiture restrictions applicable to such Shares lapse over the price paid for those shares, if any, will be reportable as ordinary income on the lapse date. Participant may elect under Code Section 83(b) to be taxed at the time the Shares of Restricted Stock are acquired, rather than on the Lapse of Restrictions Dates. If Participant chooses to make an election under Code Section 83(b), such election must be filed with the Internal Revenue Service within thirty (30) days after the date of this Agreement.

b) Filing Responsibility. Participant acknowledges that, if Participant, chooses to file an election under Section 83(b), it is the Participant’s sole responsibility, and not the Company’s to file a timely election under Code Section 83(b), even if Participant requests the Company or its representatives to make this filing on his or her behalf.

13. Miscellaneous.

a) This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Program, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Program. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to this Agreement, as it may deem advisable for regulatory compliance, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Program and this Agreement, all of which shall be binding upon the Participant.

b) The Board may terminate, amend or modify the Program and, the Committee may amend this Agreement; provided, however, that no such termination, amendment, or modification of the Program may in any material way adversely affect the Participant’s rights under this Agreement, without the express consent of the Participant.

c) The Participant agrees to take all steps necessary to comply with all applicable provisions of federal, state and foreign securities law in exercising his or her rights under this Agreement.

d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

e) All obligations of the Company under the Program and this Agreement, with respect to the Restricted Stock, shall to the extent legally permissible, be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

f) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Accepted and agreed:

Company: Director:
Edwards Lifesciences Corporation

By: ________________________ __________________________